Exhibit 10.99.1

[CREDIT LYONNAIS LETTERHEAD]

Between the undersigned:

28 NOV. 2003

1.     Name: INTER PARFUMS
        Type: Corporation
        Capital: 12,644,952 Euros
        Corporate Headquarters: 4, Rond Point des Champs Elys s 75008 PARIS
        SIREN: 350.219.382 RCS PARIS

Represented by Mr. Philippe Benacin, date of birth, 01/15/1959, who possesses all powers to the effect of these presents in his role as President of the Executive Board and General Director.

The aforementioned corporate body shall be referred to hereinafter as "the Client".

2.     CREDIT LYONNAIS, a corporation with Corporate Headquarters in LYON, 18 rue de la
        Republique, and with Central Headquarters in PARIS, 19 boulevard des Italiens, SIREN 954 509 741,
        RCS LYON, is represented by:

        Marc LEMAIRE
        Team Leader
        UAC Champs sur Marne

hereinafter "the Bank".

Has agreed to open a line of credit under the following clauses and conditions:

ARTICLE 1: CHARACTERISTICS OF THE LINE OF CREDIT

1.1 The Bank shall open for the Client, who accepts, a line of credit for the maximum amount of 15,000,000 Euros (FIFTEEN MILLION EUROS) for a period of 5 years for the purpose of financing external growth by acquisition.

1.2 Under the conditions set forth in Article 3 hereafter, this line of credit shall be available for use from the date the present document is signed.

1.3 After having used the line of credit and after having repaid once or several times, either completely or partially, the Client may request new disbursements within the limits of amount and duration as defined above. The disbursements shall hereafter be designated by the term "drawdowns".

ARTICLE 2: TERMS OF THE LINE OF CREDIT

The amount of the loan will be gradually reduced, on the dates and in the amounts as defined hereafter:

Date	Reduction Amount	Loan Balance
09/2004	3,000,000	12,000,000
09/2005	3,000,000	9,000,000
09/2006	3,000,000	6,000,000
09/2007	3,000,000	3,000,000
09/2008	3,000,000	0

The credit available on any given date shall be equal to the difference between the loan balance on that date, as indicated above, and the total of the drawdowns paid by that date.

The Client shall determine the amount and the terms of the drawdowns within the limits in respect of the amount and duration of credit available. Consequently, it shall not be possible to set a drawdown amount and/or date that would diverge from the limits fixed above.

All drawdowns must be redeemable on their due date.

ARTICLE 3: USES OF THE LOAN

3.1 This loan shall be available for drawdowns with a minimal term basis of 1 month and a maximum of 3 months.

3.2 Each drawdown must be of an amount equal to at least 100,000 Euros.

3.3 Each drawdown (including a renewal of a previous drawdown), must be made after issuing a drawdown notice, duly signed on behalf of the Client, in accordance with the example given in Annex 1 of the present contract. This will be irrevocably binding to the Client.

The drawdown notice shall take effect on a date determined in accordance with that set forth in paragraph 4.5 hereinafter.

3.4 The Bank will not be obligated to issue a drawdown request only in so far as no event envisaged in Article 11 takes place.

The right to drawdown is strictly limited to the Client and may not be transferred without the agreement of the Bank.

ARTICLE 4: FINANCIAL CONDITIONS

4.1 Commissions

The Client shall pay the Bank a commission fee of 0.25% per annum. The assessment will be the sum of the credit line and it shall be payable quarterly and in advance and for the first time on the date of the signing of this contract.

It shall be calculated, prorata temporis (in proportion to time), on a 90 day quarterly basis reported on a 360 day basis and in the event that the last calculation period is of a shorter duration, the calculation will be made on the exact number of calendar days reported on a basis of 360 days.

Once this commission is paid it shall remain entirely and unconditionally the property of the aforementioned Bank in case of an early cancellation of the credit line.

Furthermore, the Client shall pay to the Bank, on the date this present contract is signed, a filing fee in the amount of 5,980 EUROS TTC (including all taxes).

4.2 Interest

Applicable interest on each drawdown shall be calculated on the EURIBOR rate for the term of the drawdown plus a surcharge of 0.45% per annum.

The EURIBOR rate shall be applied on the next to the last working day before the due date of the funds.

Interest shall be payable when payment of the drawdown is due.

It will be calculated on the exact number of days of the drawdown based on 360 days.

To clarify, the EURIBOR (Euro Interbank Offered Rate) rate is an indicator established under the auspices of the F ation Bancaire de l'Union Europ nne (Banking Federation of the European Union), based on the average of the best Euro Market Interbank rates with terms of from one to twelve months, for the reference banks operating on this market.

It shall be agreed that any modification of the base or method of calculation or the methods of publication of the reference rate used to calculate the interest, shall not affect the reference to this rate, which will remain applicable.

4.3 Place of Payment

All amounts owed by the Client to the Bank shall be payable to Credit Lyonnais, 61 rue Lafayette 75009, Paris. The Client shall give irrevocable authorization to the Bank to withdraw from their account number 608, agency 572, on the due date, the amount necessary to make payment.

4.4 Total Effective Rate

In accordance with the dispositions of Articles L-313-1 and pursuant to the Consumer Code, it is specified that a drawdown with a term of three months shall be the maximum amount of the line of credit.

- The three month rate of the EURIBOR on 12/09/2003 is 2.152 % per annum.

- The Total Effective Rate goes up to 2.65 % per annum [0.6625 % quarterly] taking into account the financial conditions stated above.

This rate is given as an example, only the use of the credit shall allow the Total Effect Rate to be determined for this loan.

4.5 Length of the Drawdown Notice

Provided the drawdown notice is received by the Bank by at 10 a.m. at the latest on a general quotation day of the EURIBOR, the funds will be placed at the disposal of the Client on the second general quotation day of the ERIBOR following that date.

The drawdown notice must be received on a day in which the Distribution Network, Entreprises de la Banque, is open in France before 10 A.M.

ARTICLE 5: SPECIAL CLAUSES

5.1 Guarantee Given to Third Parties

The Client shall commit to not grant any securities, guarantees or charges to third parties guaranteed by an asset, on the chart of accounts, without making the Bank pari passu in equal rank or without conferring to the Bank another security equivalent to the latter. Nevertheless, the present clause is not applicable for guarantees or securities that the Client grants to cover financing in the acquisition of an asset thenceforth they shall act exclusively on the asset in question and only guarantee the financing of said asset.

5.2 Ratios

The Client shall commit to making sure that the ratios remain:

-- between its adjusted debt and its ability to self-finance, that is to say, that upon closing, the quarterly and annual accounts, the ratio should be equal or less than 4

-- between its adjusted debt and its net worth, that is to say, that upon closing the quarterly and annual accounts the ratio should be equal or less than 1

It is hereby agreed that the Bank shall have the power to substantiate (justify) one or the other of these ratios at any time and, in the event one or the other account is over the ratio defined, to demand that reimbursement be made before the due date stated in this contract without formality.

[CREDIT LYONNAIS LETTERHEAD]

By "Adjusted Debt", it is agreed that the following values shall be withheld: Loans + bonds and debts with credit establishments + miscellaneous loans and financial debts (including amounts outstanding for lease of property) deductions made from net funds (net investments + net available funds).

By "Net Worth", it is agreed that the following values shall be withheld: Capital + prime + reserve + unappropriated earnings + consolidated income - forecasted distributed profit + investment subsidies + regulated investments + provisions for liabilities and charges + partner current accounts that have made prior transfers on behalf of Credit Lyonnais.

By "Ability to Self-Finance", it is agreed that the following values shall be withheld: Net income (HN) + other financial and exceptional charges (HE, HG, GQ, GT) + recoveries on stocks and customers (6R, 6V) - recoveries on amortization, provisions and transfers of operational charges (FP) - other financial and exceptional products (HA, HC, GM, GO) + losses on capital operations (HF) - profits on capital operations (HB) + endowments for provisions for liabilities and charges (GD) + endowments for amortization and provisions on assets (GA, GB) including amortization entries for lease/rent (HP, HQ) (ultimately forfeited) - deferred charges on several financial years (SM) - dividends in participations (GI).

Between parentheses are references to the tax form abbreviations.

These ratios shall be established based on consolidated accounts certified by the Client, and a certification must be issued by the auditors of the Client's accounts based on the state of accounts on the 31st of December of each year.

5.3 Non-Payment under Other Obligations

Not including the situations defined in article 11 "Compulsory Prepayment" below, the Bank shall have the power to refuse all new drawdowns and to require immediate reimbursement of the full loan amount, in the event that payment has not been made on an appropriate date and sum by the Client or one of their affiliates in principal or interest, to the Bank or to one of the latter's affiliates, under any other operation of credit which was or would be concluded by the recipient of the credit or guarantor.

The same will be applicable in the event of non-payment on a loan contracted through third parties, compulsory pre-payment of the financing or of breach of any of the obligations resulting from the loan contract, unless the impugned breach or the compulsory pre-payment was not contested in good faith and if this dispute has not been held by a competent court.

5.4 Changes in Shareholders

The parties acknowledge that the loan is hereby entered into in consideration of the public holding by Messrs BENACIN and MADAR, directly or indirectly, of the paid-in capital of the Client who has conferred to them the majority of voting rights in the general assemblies of the latter. In the event that this condition is not maintained, the Bank shall have the power, automatically and upon simple notification, to refuse all new drawdowns and to require the immediate repayment of the loan. Moreover, the client shall commit to inform the Bank, at the latest fifteen days after its intervention, of any significant modifications of their shareholders or of any one of their subsidiary companies.

ARTICLE 6: INCIDENCE OF NEW CIRCUMSTANCES

The financial conditions of the loan have been fixed according to applicable law current on the date of Signature of this contract.

If, in consequence of any new legislative or lawful provision, of the modification of any law, regulation, directive or interpretation made by any proper authority in charge of its application or interpretation:

-- the Bank shall be subject to any tax, law or withholding, on any security and for any cause that might arise, from the manager of all amounts due from the Client to the Bank under the terms of the present contract or sees its base of modified taxation having to do with the aforementioned amounts (with the exception of corporate taxes).

-- the Bank shall be liable for any monetary, financial or banking measure of a regulatory nature, involving a new charge having a direct relationship to the loan (for example regarding the reserves or the obligatory deposits, the ratios of capital stocks, liquidity or others) and if one of measures which precede or any other measure causes a reduction in the amount of any sum received by the Bank under the terms of the contract, that reduce the actual yield of the loan or, more generally, modifies the financial arrangements of the contract in a manner unfavorable to the Bank.

The following dispositions shall apply:

a) the Bank will notify the Client in writing. This notification will contain the estimated amount of the new charge and the necessary compensation which will be accompanied by all justifying documentation;

b) the Bank and the Client shall come to an agreement as soon as possible in order to arrive at a solution to make it possible to face the difficulties which have occurred, in the spirit of co-operation which governs this contract. During this period of negotiation, the Client will not be able to carry out any new drawdowns under the contract;

c) if no solution can be reached within thirty (30) days following the reception by the Client of the aforementioned notification, the Client will be required to:

-- request that the Bank maintain the loan while committing itself to take full responsibility for (as long as provisions mentioned above remain in force) the extra cost that the Bank will have to support,

-- proceed to final repayment and/or payment of all the amounts due to the Bank on the principal, interest, commissions, expenses and incidentals within ten (10) day as from the expiration of the thirty (30) days period referred to above, when the contract will be fully terminated. (Moreover the Client must compensate the Bank for all losses that the Bank has suffered during the liquidation or the reinvestment of the deposits acquired from the financing in whole or in part the amount repaid by the Customer, upon presentation of a certificate stating the amount of the compensation necessary and of which calculation shall be binding to the parties with the exception of demonstrable error.)

ARTICLE 7: CANCELLATION OF THE LINE OF CREDIT

The Client may cancel at any time, in whole or in part, the unused portion of the loan by sending a letter addressed to the Bank and by giving a prior notice of seven working days.

This cancellation shall be irrevocable and will reduce in a definitive manner and of as much the cap of the Bank's commitment. On the other hand, the commitment fee will cease to be due, from its next due day forward, on the portion of the loan which the Client will have given up, any commitment fee perceived in advance will be considered as having been definitively acquired by the Bank.

The cancellation must be of an amount equal to at least 100,000 Euros unless it concerns the balance of the loan.

ARTICLE 8: REPAYMENTS BEFORE DUE DATE

The Customer shall not have the power to make repayments before due date of one or more drawdowns unless a prior agreement in written is obtained from the Bank.

The Client may not prepay one or more drawdowns except upon express agreement of the Bank and by way of a prior notice in writing of a minimum of 5 working days. In such case, the Client will arrange with the Bank a compensation equal to the product of the amount of the drawdown by the difference (if positive) between the interest rate applicable to the drawdown prepayment and the reference rate in force on that date

The reference rate will be the EURIBOR rate (or its substitute rate) of one period equivalent to the remaining period of the drawdown concerned that has been repaid early, if necessary rounding the due date to the number of next immediate month.

ARTICLE 9: LATE PAYMENT PENALTIES - TAXATION AND FEES

9.1 Any sum not paid on its normal or anticipated due date by the Client will carry the full penalty, starting after the due date and continuing until full repayment is made at the EURIBOR rate (or any other rate which may be used as a substitute) at one (1) year, assessed day after day, with elevated margin and 300 basic points (3%) per year. This stipulation shall not impair the current liability without prior notice and, consequently, shall be deducted by agreement at the time of settlement. Interest shall be capitalized, if due for an entire year, in accordance with article 1154 of the Civil code.

9.2 Moreover, if the Bank is induced to produce a procedure of a out-of-court or legal nature, the Client shall pay a compensation of 5 % across the board on the capital due.

ARTICLE 10: COMMUNICATION TO BE TRANSMITTED TO THE BANK - DECLARATION

10.1 Throughout the procedure of extending this line of credit and until the extinction of the resulting obligations, the Client shall commit to maintaining communication with the Bank:

-- annually and at the latest, 180 days following the closure of each accounting period, certified corporate year end statement (balance sheet, income statements and schedules) together with the annual report of the Board of Directors or Administration as well as general and special reports of the Chief Accountant, quarterly reports and consolidated accounts as legally required,

-- from their establishment, the minutes of their ordinary and extraordinary general assemblies,

-- without delay, including all supporting documentation, all information of legal interest regarding the Client's capacity to be contracted or their representation (in particular, the opening of a collective procedure, changes in the powers conferred on authorized representatives that work on behalf of the Client), as well as any item that could have a significant unfavorable effect on their activity, assets or financial standing,

-- any substantial project that will change the Client's Capital, by merger or spin-off, changes in shareholdings, change in corporate form or transfer of its registered Headquarters,

-- upon request of the Bank, any document and information regarding the Client's economic, accounting, and economic, situation.

10.2 The Client declares and guarantees to the Bank that:

a) it is a legally constituted company, possessing a legal personality and having full legal capacity to enter into this contract and to execute and respect the terms and conditions of that contract;

b) the signing and the fulfillment of this contract have been properly authorized by its corporate bodies and do not require any authorization of any competent authority that has not been obtained;

c) the signature of the contract and the execution of the obligations which result from this contract, do not infringe upon its statutes neither upon an any commitments to which it could be held, nor does it violate in any way the laws or regulations which are applicable to it;

d) there is no ongoing legal or administrative procedure, or to its knowledge is none is about to be take place in its opposition to prevent or prohibit the signature or the execution of the contract or which could have a significant unfavorable effect on its activity, its assets or its financial standing;

e) no event likely to have a significant unfavorable effect on its activity, its net worth or its economic and financial situation has occurred since the end of its last accounting period and there is no information constituting or obviously likely to constitute a case of compulsory pre-payment of any liability

f) its last assessments and corporate income statements and, if necessary, consolidated account statements, given to the Bank, were established according to generally accepted accounting policies, are regular and truthful and give a faithful image of its net worth, its financial standing and its results.

These declarations will be deemed to be reiterated during each drawdown,

ARTICLE 11: COMPULSORY PRE-PAYMENT

All sums due to the Bank in capital, interest, commission, fees and incidentals under this loan agreement shall be payable immediately in full upon demand and any drawdown may not be executed in the event of bankruptcy, suspension of the Client's operations or transfer of the company within the framework of a collective procedure.

Additionally, without prejudice to the agreed provisions in article 5, the Bank shall be entitled to declare the amount due payable in full under the ongoing drawdown agreement and to refuse the execution of all new drawdowns in any of the following cases and that, 10 days afterwards, upon notification made by registered mail with acknowledgement of receipt addressed to the Client with no further formality or court decision necessary;

a) if no debt has been contracted by the Client as a result of this credit line, in particular in the event of non-payment on the due date of an unspecified sum,

b) in the event of inaccuracy of a Client statement made within the framework of this agreement or of information communicated to the Bank,

c) in the event of a merger, take over, spin-off or dissolution of the Client, implementation of a partial contribution of assets or transfer of business funds, transfer of corporate headquarters out of France, discontinuance of business, opening of an out-of-court settlement or designation of an ad hoc representative or modification of the Client's legal structure involving a reduction in personal liability of its subsidiaries,

d) if an event occurs that is likely to have a seriously unfavorable effect on the business activities, the net worth or the economic or financial situation of the Customer, unless the Client provides to the Bank, within 15 days following the occurrence of the event, all assurance, accepted by the latter, of its ability to respect its obligations,

e) in the event that a guarantee as required by this credit line is not provided, within the range agreed upon, or if there is a reduction in the value of the guarantee, in particular opening of a collective procedure or of an out-of-court settlement by a third party guarantor, transfer of an asset given in guarantee or if this asset becomes the subject of a precautionary measure or compulsory enforcement,

f) in the event of tax arrears or a reversal from the URSSAF not duly disputed by the Client,

g) in the event of closure of the Client's Bank checking account or exclusion of its signature by the Banque de France or if the Client's stockholders' equity is reduced to half of its share capital.

h) in the event of non-renewal of the Burberry license on the due date of December 31, 2006

ARTICLE 12: TRANSFER

The Bank shall be entitled to transfer claims resulting from the drawdowns of the Client, especially within the framework of a securitization operation as governed by the law No. 88-1201 dated December 23, 1988.

It will also be entitled to issue an order of recovery of debt (especially in the event of securitization).

Irrespective of the operations mentioned above, the Bank shall be entitled to transfer its rights and obligations resulting from this contract to another establishment within its group or to a third party establishment after having reached an agreement with the Customer who may not refuse to give his consent without adequate reason.

ARTICLE 13: TAXATION AND FEES

Any rights, excises, present and future taxes, of any type whatsoever, and generally all expenses related to this line of credit (including preliminary expenses, renewal and withdrawal of securities that may be conferred) or that may be due to continuation or consequence, shall be the responsibility of the Client and consequently must be repaid by the Client or reimbursed beforehand by the Client to the Bank.

ARTICLE 14: NOTIFICATION - DRAWDOWN NOTICE - ABSENCE OF WAIVER

14.1 Any notification, request, or communication likely to be made within the framework of this contract may be made, unless there is a clause to the contrary, by letter, telex or fax.

The Client declares that drawdown notices transmitted by fax or telex will constitute a validly binding agreement in the same way that an original document would and hereby holds the Bank harmless from any responsibility relating to the consequences of erroneous, abusive or fraudulent use of these means of transmission. Drawdown notices issued by one or the other of these means must be confirmed the very same day by mail.

14.2 No delay or omission on behalf of the Bank in the exercise of any of its rights under the present contract will mean that it waives its right nor shall it be regarded as an implication that it waives its claim to the right. The rights and resources stipulated in the present contract are cumulative and nonexclusive of any other right or resource which the Bank may additionally hold

ARTICLE 15 FINAL CLAUSES

Selection of Domicile.

For the execution of these presents and the Bank hereby selects their domicile as the place indicated in article 4-3 to receive payments and by the Client in his Corporate Headquarters.

Attribution of Competence.

The attribution of competence is hereby set in the courts of Paris and those within the jurisdiction of which is located in the place indicated in Article 4-3 for the receipt of payments, as the choice of the petitioner.

Created in 2 stamped originals

The Bank /s/ [Illegible] CREDIT LYONNAIS UAC CHAMPS SUR MARNE 15/17, (Illegible) Nobel 77420 CHAMPS SUR MARNE Contracts & Guarantees 1 - 24 170	/s/ Philippe Benacin Client At Paris 10/16/03